Exhibit 99.1

Contact:	Mary Skafidas Investor and Public Relations (212) 521-2788

NEWS RELEASE

LOEWS CORPORATION REPORTS NET INCOME OF $157 MILLION FOR

THE THIRD QUARTER OF 2017

NEW YORK, October 30, 2017—Loews Corporation (NYSE:L) today reported net income of $157 million, or $0.46 per share, for the three months ended September 30, 2017, compared to $327 million, or $0.97 per share, in the prior year period. Net income for the nine months ended September 30, 2017 was $683 million, or $2.02 per share, compared to $364 million, or $1.08 per share, in the prior year period.

Book value per share increased to $56.51 at September 30, 2017 from $53.96 at December 31, 2016. Book value per share excluding accumulated other comprehensive income (AOCI) increased to $56.41 at September 30, 2017 from $54.62 at December 31, 2016.

CONSOLIDATED HIGHLIGHTS

	September 30,
	Three Months		Nine Months
(In millions, except per share data)	2017	2016	2017	2016
Income before net investment gains	$147	$300	$627	$352
Net investment gains	10	27	56	12

Net income attributable to Loews Corporation	$157	$327	$683	$364

Net income per share	$0.46	$0.97	$2.02	$1.08

	September 30, 2017	December 31, 2016
Book value per share	$56.51	$53.96
Book value per share excluding AOCI	56.41	54.62

Three Months Ended September 30, 2017 Compared to 2016

Net income for the three months ended September 30, 2017 included several significant items. In the third quarter of 2017, the Company incurred $170 million of net catastrophe losses at CNA, as compared to $10 million in 2016, and a loss of $35 million in the aggregate on the early redemption of debt at CNA and Diamond Offshore. Excluding these significant items, earnings increased $25 million as compared to the prior year period mainly due to higher earnings at CNA, Diamond Offshore and improved results from the parent company investment portfolio.

Excluding the significant items discussed above, CNA’s earnings increased due to improved current non-catastrophe accident year underwriting results from its core P&C business partially offset by lower net investment income reflecting lower returns from limited partnership investments.

Excluding the significant items discussed above, Diamond Offshore’s earnings increased due to higher fleet utilization, lower depreciation expense resulting mainly from the asset impairment charges taken in 2016 and in the first half of 2017 that reduced the depreciable asset base and a lower effective income tax rate due to the mix of domestic and international earnings. These increases were partially offset by higher contract drilling expense due to incremental operating costs for a new rig and lower average daily revenue.

Boardwalk Pipeline Partners, LP’s earnings increased due to revenues from new growth projects recently placed in service and lower interest expense.

Loews Hotels’ earnings increased primarily due to higher equity income from Universal Orlando joint venture properties and the completion of renovations at the Loews Miami Beach Hotel.

Income generated by the parent company investment portfolio increased primarily due to improved performance from equity investments partially offset by lower results from gold-related securities and limited partnership investments.

Corporate and other results reflected higher operating expenses due to the timing of compensation accruals, partially offset by the absence of prior year expenses related to the implementation of the 2016 Incentive Compensation Plan.

Nine Months Ended September 30, 2017 Compared to 2016

Net income for the nine months ended September 30, 2017 included the aggregate debt redemption loss discussed above, net catastrophe losses at CNA of $213 million in 2017 as compared with $85 million in 2016, a loss of $15 million on the sale of a processing facility at Boardwalk Pipeline in 2017 and asset impairment charges of $23 million in 2017 and $267 million in 2016 at Diamond Offshore. Excluding these items, earnings increased $253 million mainly due to higher earnings at CNA, Diamond Offshore and Loews Hotels.

Excluding the significant items discussed above, CNA’s earnings increased due to higher net investment income driven by improved limited partnership results, improved current non-catastrophe accident year underwriting results from its core P&C business, higher realized investment gains and lower adverse reserve development recorded in 2017 under CNA’s 2010 asbestos and environmental pollution loss portfolio transfer as compared to 2016.

Excluding the significant items discussed above, Diamond Offshore’s earnings increased primarily due to lower depreciation expense resulting mainly from the asset impairment charges taken in 2016 and in the first half of 2017 that reduced the depreciable asset base and a lower effective income tax rate due to the mix of domestic and international earnings, partially offset by lower contract drilling revenue as a result of lower average daily revenue.

Excluding the significant items discussed above, Boardwalk Pipeline’s net income increased primarily due to revenues from new growth projects recently placed into service and lower interest expense.

Loews Hotels’ earnings increased primarily due to higher joint venture equity income which included a net benefit of $14 million (after tax) primarily related to an asset sale in 2017.

Income generated by the parent company investment portfolio was consistent with the prior year period.

Corporate and other results reflected higher operating expenses due to the timing of compensation accruals and costs related to the acquisition of Consolidated Container in May 2017.

CONFERENCE CALLS

A conference call to discuss the third quarter results of Loews Corporation has been scheduled for today at 11:00 a.m. EDT. A live webcast will be available at www.loews.com. Those interested in participating in the question and answer session should dial (877) 692-2592, or for international callers, (973) 582-2757. The conference ID number is 93306513. An online replay will also be available on the Loews Corporation’s website following the call.

A conference call to discuss the third quarter results of CNA has been scheduled for today at 10:00 a.m. EDT. A live webcast will be available at http://investor.cna.com. Those interested in participating in the question and answer session should dial (888) 855-5838, or for international callers, (719) 457-2602.

A conference call to discuss the third quarter results of Boardwalk Pipeline has been scheduled for today at 9:30 a.m. EDT. A live webcast will be available at www.bwpmlp.com. Those interested in participating in the question and answer session should dial (855) 793-3255 or for international callers, (631) 485-4925. The conference ID number is 95897043.

A conference call to discuss the third quarter results of Diamond Offshore has been scheduled for today at 8:30 a.m. EDT. A live webcast will be available at www.diamondoffshore.com. Those interested in participating in the question and answer session should dial (844) 492-6043, or for international callers, (478) 219-0839. The conference ID number is 95338408.

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ABOUT LOEWS CORPORATION

Loews Corporation is a diversified company with three publicly-traded subsidiaries – CNA Financial Corporation (NYSE: CNA), Diamond Offshore Drilling, Inc. (NYSE: DO) and Boardwalk Pipeline Partners, LP (NYSE: BWP) – and two non-public operating subsidiaries – Loews Hotels & Co and Consolidated Container Company LLC. For more information, please visit www.loews.com.

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FORWARD-LOOKING STATEMENTS

Statements contained in this press release which are not historical facts are “forward-looking statements” within the meaning of the federal securities laws. Forward-looking statements are inherently uncertain and subject to a variety of risks that could cause actual results to differ materially from those expected by management of the Company. A discussion of the important risk factors and other considerations that could materially impact these matters as well as the Company’s overall business and financial performance can be found in the Company’s reports filed with the Securities and Exchange Commission and readers of this release are urged to review those reports carefully when considering these forward-looking statements. Copies of these reports are available through the Company’s website (www.loews.com). Given these risk factors, investors and analysts should not place undue reliance on forward-looking statements. Any such forward-looking statements speak only as of the date of this press release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any forward-looking statement is based.

Loews Corporation and Subsidiaries

Selected Financial Information

	September 30,
	Three Months		Nine Months
(In millions)	2017	2016	2017	2016
Revenues:
CNA Financial (a)	$2,441	$2,433	$7,136	$6,984
Diamond Offshore	368	350	1,144	1,199
Boardwalk Pipeline	301	306	987	961
Loews Hotels	162	161	510	513
Investment income and other (b)	249	37	403	110

Total	$3,521	$3,287	$10,180	$9,767

Income (Loss) Before Income Tax:
CNA Financial (a) (c) (d) (e)	$190	$476	$905	$824
Diamond Offshore (e) (f)	(3)	36	13	(550)
Boardwalk Pipeline (g)	69	46	210	210
Loews Hotels	8	4	47	17
Investment income, net	48	36	109	108
Corporate and other (b)	(48)	(42)	(163)	(134)

Total	$264	$556	$1,121	$475

Net Income (Loss) Attributable to Loews Corporation:
CNA Financial (a) (c) (d) (e)	$130	$308	$608	$557
Diamond Offshore (e) (f)	6	7	25	(244)
Boardwalk Pipeline (g)	17	14	60	62
Loews Hotels	4	3	24	7
Investment income, net	32	24	72	72
Corporate and other (b)	(32)	(29)	(106)	(90)

Net income attributable to Loews Corporation	$157	$327	$683	$364

(a)	Includes realized investment gains of $16 million ($10 million after tax and noncontrolling interests) and $45 million ($27 million after tax and noncontrolling interests) for the three months ended September 30, 2017 and 2016 and realized investment gains of $93 million ($56 million after tax and noncontrolling interests) and $30 million ($16 million after tax and noncontrolling interests) for the nine months ended September 30, 2017 and 2016.
(b)	Consists primarily of corporate interest expense and other unallocated expenses and the financial results of Consolidated Container Company since its acquisition on May 22, 2017.
(c)	Includes gains of $17 million ($10 million after tax and noncontrolling interests) and $12 million ($7 million after tax and noncontrolling interests) for the three months ended September 30, 2017 and 2016 and $0 million and a loss of $106 million ($62 million after tax and noncontrolling interests) for the nine months ended September 30, 2017 and 2016 related to the 2010 retroactive reinsurance agreement to cede CNA’s legacy asbestos and environmental pollution liabilities.
(d)	Includes net catastrophe losses of $269 million ($170 million after tax and noncontrolling interests) and $16 million ($10 million after tax and noncontrolling interests) for the three months ended September 30, 2017 and 2016 and net catastrophe losses of $342 million ($213 million after tax and noncontrolling interests) and $137 million ($85 million after tax and noncontrolling interests) for the nine months ended September 30, 2017 and 2016.
(e)	Includes a loss on the early redemption of debt of $42 million ($24 million after tax and noncontrolling interests) at CNA and $35 million ($11 million after tax and noncontrolling interests) at Diamond Offshore for the three and nine months ended September 30, 2017.
(f)	Includes asset impairment charges of $72 million ($23 million after tax and noncontrolling interests) and $680 million ($267 million after tax and noncontrolling interests) for the nine months ended September 30, 2017 and 2016 related to the carrying value of Diamond Offshore’s drilling rigs.
(g)	Includes a loss of $47 million ($15 million after tax and noncontrolling interests) related to the sale of a processing facility for the nine months ended September 30, 2017.

Loews Corporation and Subsidiaries

Consolidated Financial Review

	September 30,
	Three Months		Nine Months
(In millions, except per share data)	2017	2016	2017	2016
Revenues:
Insurance premiums	$1,806	$1,767	$5,185	$5,196
Net investment income	557	561	1,639	1,570
Investment gains	16	45	93	18
Contract drilling revenues	357	340	1,113	1,141
Other revenues (a)	785	574	2,150	1,842

Total	3,521	3,287	10,180	9,767

Expenses:
Insurance claims and policyholders’ benefits (b) (c)	1,480	1,202	4,053	3,949
Contract drilling expenses	198	187	598	598
Other operating expenses (a) (d) (e) (f)	1,579	1,342	4,408	4,745

Total	3,257	2,731	9,059	9,292

Income before income tax	264	556	1,121	475
Income tax expense	(52)	(163)	(240)	(171)

Net income	212	393	881	304
Amounts attributable to noncontrolling interests	(55)	(66)	(198)	60

Net income attributable to Loews Corporation	$157	$327	$683	$364

Net income per share attributable to Loews Corporation	$0.46	$0.97	$2.02	$1.08

Weighted average number of shares	337.79	337.62	337.73	338.61

(a)	Includes financial results from Consolidated Container Company since its acquisition on May 22, 2017.
(b)	Includes gains of $17 million ($10 million after tax and noncontrolling interests) and $12 million ($7 million after tax and noncontrolling interests) for the three months ended September 30, 2017 and 2016 and $0 million and a loss of $106 million ($62 million after tax and noncontrolling interests) for the nine months ended September 30, 2017 and 2016 related to the 2010 retroactive reinsurance agreement to cede CNA’s legacy asbestos and environmental pollution liabilities.
(c)	Includes net catastrophe losses of $269 million ($170 million after tax and noncontrolling interests) and $16 million ($10 million after tax and noncontrolling interests) for the three months ended September 30, 2017 and 2016 and net catastrophe losses of $342 million ($213 million after tax and noncontrolling interests) and $137 million ($85 million after tax and noncontrolling interests) for the nine months ended September 30, 2017 and 2016.
(d)	Includes asset impairment charges of $72 million ($23 million after tax and noncontrolling interests) and $680 million ($267 million after tax and noncontrolling interests) for the nine months ended September 30, 2017 and 2016 related to the carrying value of Diamond Offshore’s drilling rigs.
(e)	Includes a loss of $47 million ($15 million after tax and noncontrolling interests) related to the sale of a processing facility for the nine months ended September 30, 2017.
(f)	Includes an aggregate loss on the early redemption of debt of $77 million ($35 million after tax and noncontrolling interests) at CNA and Diamond Offshore for the three and nine months ended September 30, 2017.